Simmons Company Reports Second Quarter 2008 Results
Quarterly Net Income Improved and Quarterly Adjusted EBITDA Unchanged Despite Difficult Economic Environment
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ATLANTA, August 4, 2008 – Simmons Company (“Company” or “Simmons”), the holding company for Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, today released operating results for the quarter and six months ended June 28, 2008.

Results for the Quarter Ended June 28, 2008
For the second quarter of 2008, net sales decreased 3.7% to $267.7 million compared to $277.9 million for the same period last year.  Domestic segment net sales decreased $16.0 million, or 6.5%, to $229.3 million compared to the same period of 2007.  The domestic segment sales decline was primarily attributable to a decrease in conventional bedding unit volume of 12.2% which was partially offset by an increase in conventional bedding average unit selling price (“AUSP”) of 7.0%.  Gross profit for the second quarter of 2008 was $101.2 million, or 37.8% of net sales, compared to $106.1 million, or 38.2% of net sales, for the same period of 2007.  For the second quarter of 2008, operating income was $19.5 million, or 7.3% of net sales, compared to $20.6 million, or 7.4% of net sales, for the same period last year.  Net income was $1.2 million for the second quarter of 2008 compared to $1.0 million for the same period in 2007.  For the second quarter of 2008, Adjusted EBITDA (see the Supplemental Information to this press release) was $33.3 million, or 12.5% of net sales, compared to $33.2 million, or 11.9% of net sales for the same period of 2007.

Results for the Six Months Ended June 28, 2008
For the first six months of 2008, net sales decreased 0.1% to $544.6 million compared to $545.3 million for the same period last year.  Domestic segment net sales decreased $9.2 million, or 1.9%, to $474.3 million compared to the same period of 2007.  The domestic segment sales decline was primarily attributable to a decrease in conventional bedding unit volume of 8.0% which was partially offset by an increase in conventional bedding AUSP of 7.6%.  Gross profit for the first six months of 2008 was $210.9 million, or 38.7% of net sales, compared to $214.3 million, or 39.3% of net sales, for the same period of 2007.  For the first six months of 2008, operating income was $41.6 million, or 7.6% of net sales, compared to $45.8 million, or 8.4% of net sales, for the same period last year.  Net income was $3.7 million for the first six months of 2008 compared to $5.4 million for the same period in 2007.  For the first six months of 2008, Adjusted EBITDA was $66.3 million, or 12.2% of net sales, compared to $69.3 million, or 12.7% of net sales, for the same period of 2007.

“The economic environment we operated in during the second quarter was very difficult because of reduced demand and increased costs, but we were able to maintain Adjusted EBITDA at a level comparable to last year’s second quarter” said Charlie Eitel, Simmons Chairman and Chief Executive Officer.  “Despite the difficult sales environment, our products continue to be among the best performing at retail.  Our year over year sales performance exceeded that reported by the International Sleep Products Association for the tenth consecutive quarter, although our domestic segment sales declined for the quarter.”

Mr. Eitel continued, “Our operating results continue to be negatively impacted by rising raw material and fuel prices.  To mitigate raw material cost inflation, during the quarter we successfully executed on significant cost reduction efforts and we implemented a price increase on our products.  At last week’s Las Vegas Market, we successfully introduced our new Beautyrest Studio™ line to provide our customers with an improved Beautyrest® product offering at introductory price points.  We believe this line will help capture a younger generation of Beautyrest® customers, as well as those price conscious consumers trading down as a result of the current economy.”

During the second quarter, the Company’s net debt increased $4.7 million to $911.1 million and Simmons Bedding’s net debt decreased $1.0 million to $677.7 million.  As of June 28, 2008, Simmons’ working capital (see Supplemental Information to this press release) was 3.2% of net sales for the trailing twelve months compared to 2.2% a year ago.

The Company will discuss its second quarter 2008 financial results on a webcast Monday, August 4, 2008 beginning at 5:00 p.m. Eastern Time.  The webcast will be available for replay or download through podcast at the Company’s website www.simmons.com until August 18, 2008.

About Simmons Company

Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products including Beautyrest®, Beautyrest Black®, Beautyrest Studio™, ComforPedic by Simmons™, Natural Care®, Beautyrest Beginnings™ and Deep Sleep®. Simmons Bedding Company operates 21 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of beds to many of the world’s leading hotel groups and resort properties.  Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world.  For more information, visit the Company's website at www.simmons.com.

“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements.  The forward-looking statements in this press release speak only as of the date of this report.  These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them.  However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations.  These factors include, but are not limited to: (i) general economic and industry conditions; (ii) competitive pricing pressures in the bedding industry; (iii) legal and regulatory requirements; (iv) the success of our new products and the future costs to roll out such products; (v) our relationships with and viability of our major suppliers; (vi) fluctuations in our costs of raw materials and energy prices; (vii) our relationship with and viability of significant customers and licensees; (viii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (ix) an increase in our return rates and warranty claims; (x) our labor relations; (xi) departure of our key personnel; (xii) encroachments on our intellectual property; (xiii) our product liability claims; (xiv) our level of indebtedness; (xv) interest rate risks; (xvi) foreign currency exchange rate risks; (xvii) compliance with covenants in our debt agreements; (xviii) our future acquisitions; (xix) our ability to achieve the expected benefits from any personnel realignments; and (xx) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-table follows-

Simmons Company and Subsidiaries
Unaudited Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarters Ended		Six Months Ended

	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net sales	$267,683	$277,871	$544,564	$545,277
Cost of products sold	166,473	171,787	333,680	331,002
Gross profit	101,210	106,084	210,884	214,275

Operating expenses:
Selling, general and administrative expenses	82,559	86,109	171,110	170,817
Amortization of intangibles	1,587	1,493	3,176	2,972
Licensing revenues	(2,460)	(2,121)	(5,028)	(5,314)
	81,686	85,481	169,258	168,475
Operating income	19,524	20,603	41,626	45,800
Interest expense, net	17,487	19,258	35,302	37,647
Income before income taxes	2,037	1,345	6,324	8,153
Income tax expense	856	361	2,628	2,756
Net income	$1,181	$984	$3,696	$5,397

Adjusted EBITDA (a)	$33,335	$33,154	$66,316	$69,255

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 28,	December 29,
	2008	2007*
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,296	$27,520
Accounts receivable, net	128,263	119,984
Inventories	39,389	35,207
Other current assets	23,965	25,281
Total current assets	216,913	207,992

Property, plant and equipment, net	94,126	87,449
Goodwill, net	538,783	540,126
Intangible assets, net	598,970	604,547
Other assets	36,714	37,539
Total assets	$1,485,506	$1,477,653

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$587	$772
Accounts payable	69,230	72,484
Accrued expenses	86,879	96,366
Total current liabilities	156,696	169,622

Long-term debt	935,795	900,716
Deferred income taxes	191,415	190,321
Other non-current liabilities	30,796	28,842
Total liabilities	1,314,702	1,289,501

Stockholder's equity	170,804	188,152
Total liabilities and stockholder's equity	$1,485,506	$1,477,653

* Derived from the Company's 2007 audited consolidated financial statements
See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries Notes to Unaudited Condensed Historical Financial Data

a) Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used.  In addition to adjusting net income to exclude interest expense, income taxes, and depreciation and amortization, Adjusted EBITDA as we interpret the definition also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, reorganization costs, ERP system implementation costs and other unusual or non-recurring charges or credits.  In addition, Adjusted EBITDA, as defined, includes the pro forma effect of business acquisitions and dispositions including synergies.  Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance.  EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  Below is a reconciliation of net income to Adjusted EBITDA:

	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007
Net income	$1,181	$984	$3,696	$5,397
Depreciation and amortization	10,448	7,343	18,664	14,691
Income tax expense	856	361	2,628	2,756
Interest expense	17,590	19,355	35,536	38,111

EBITDA	30,075	28,043	60,524	60,955

Reorganization expense including management severance	1,476	1,338	1,751	1,958
Management fees	377	488	865	953
Relocation of U.S. manufacturing and Canada corporate facilities	445	-	1,003	-
Non-recurring professional service fees	31	-	439	-
Transaction related expenditures including integration costs	84	1,054	191	1,639
Conversion costs associated with meeting new flammability standard	-	1,069	-	1,982
ERP system implementation costs	603	-	1,085	-
Other	244	1,162	458	1,768

Adjusted EBITDA	$33,335	$33,154	$66,316	$69,255

b) Working capital computation (current assets less current liabilities, excluding cash and current maturities of long-term debt):

	June 28,	December 29,
	2008	2007

Current assets	$216,913	$207,992

Less:
Cash and cash equivalents	(25,296)	(27,520)
	191,617	180,472

Current liabilities	156,696	169,622

Less:
Current maturities of long-term debt	(587)	(772)
	156,109	168,850

Working capital	$35,508	$11,622